N E W S	R E L E A S E

SUBJECT:	HAVERTY FURNITURE
REPORTS RESULTS FOR FIRST QUARTER 2007

ATLANTA, GEORGIA, MAY 2, 2007 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported earnings for the first quarter ended March 31, 2007. Net income for the first quarter of 2007 decreased to $0.8 million or $0.04 per diluted common share, compared to the first quarter 2006 net income of $5.1 million or $0.23 per diluted common share.

As previously reported, net sales for the first quarter of 2007 were $191.1 million, or 8.6% less than the sales in the corresponding quarter in 2006. On a comparable-store basis, sales decreased 10.4% for the quarter.

Clarence H. Smith, president and chief executive officer, said, “Our earnings for the quarter were significantly impacted by the lower sales volumes and negative comparable-store sales. We have chosen not to be overly aggressive with pricing promotions and our gross profit percentage declined very modestly. SG&A costs for the quarter were $3.4 million lower than the same quarter last year and $8.5 million lower on a consecutive quarter basis. We continue to look for ways to improve efficiencies and scale our operations to the current sales environment.

“We have been carefully managing our inventory and have decreased the total on hand by $5.0 million from year-end levels in response to the slower business conditions. The housing sector, which is tied to our industry, has been in a severe slump. It is difficult to predict when there will be sustained improvement in the sales of retail home furnishings. Our financial leverage is low, at 16% of our capital structure, which puts us in a good position to weather this storm until there is a positive change in the economic climate.

“We have a new store opening this month in Huntsville, Alabama, a new market for us and an area expected to continue its economic growth. The opportunities for store locations are likely to rise sharply as weak retailers are unable to withstand a prolonged decline in business.”

Havertys is a full-service home furnishings retailer with 121 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com .

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's reports filed with the SEC.

The company will sponsor a conference call Thursday, May 3, 2007 at 10:00 a.m. Eastern Daylight Time to review the first quarter. Listen-only access to the call is available via the web at www.havertys.com (For Investors) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

more. . . . .

NEWS RELEASE – May 2, 2007
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 2

Condensed Consolidated Statements of Income

(Amounts in thousands except per share data)

(Unaudited)

	Three Months Ended March 31
	2007	2006

Net sales	$191,073	$209,088
Cost of goods sold	95,642	104,314
Gross Profit	95,431	104,774
Credit service charges	655	762
Gross profit and other revenue	96,086	105,536

Expenses:
Selling, general and administrative	95,127	98,550
Interest, net	(59)	(34)
Provision for doubtful accounts	145	34
Other (income) expense, net	(480)	(1,218)
Total expenses	94,733	97,332

Income before income taxes	1,353	8,204
Income taxes	522	3,101
Net income	$831	$5,103

Basic earnings per share:
Common Stock	$0.04	$0.23
Class A Common Stock	$0.03	$0.22

Diluted earnings per share:
Common Stock	$0.04	$0.23
Cass A Common Stock	$0.03	$0.22

Weighted average shares – basic:
Common Stock	18,486	18,163
Class A Common Stock	4,197	4,286

Weighted average shares – assuming dilution:[1]
Common Stock	22,977	22,620
Class A Common Stock	4,197	4,286

Cash dividends per common share:
Common Stock	$0.0675	$0.0675
Class A Common Stock	$0.0625	$0.0625

1See additional details at the end of this release.

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NEWS RELEASE – May 2, 2007
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 3

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	March 31, 2007	December 31, 2006	March 31, 2006
Assets
Cash and cash equivalents	$7,984	$12,139	$7,823
Accounts receivable, net of allowance	64,736	63,996	71,031
Inventories, at LIFO cost	119,795	124,764	120,364
Other current assets	17,426	18,410	19,966
Total Current Assets	209,941	219,309	219,184

Accounts receivable, long-term	14,105	14,974	8,514
Property and equipment, net	219,225	221,245	218,373
Other assets	13,425	14,226	13,454
	$456,696	$469,754	$459,525

Liabilities and Stockholders’ Equity
Notes payable to banks	$10,550	$12,600	$10,000
Accounts payable and accrued liabilities	79,738	99,500	97,959
Current portion of long-term debt and lease obligations	10,366	10,334	13,139
Total Current Liabilities	100,654	122,434	121,098

Long-term debt and lease obligations, less current portion	36,618	27,515	29,522
Other liabilities	26,688	27,882	24,899
Stockholders’ equity	292,736	291,923	284,006
	$456,696	$469,754	$459,525

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NEWS RELEASE – May 2, 2007
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 4

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Quarter Ended March 31,
	2007	2006
Operating Activities:
Net income	$831	$5,103
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,646	5,278
Provision for doubtful accounts	145	(34)
Deferred income taxes	(64)	73
(Gain) loss on sale of property and equipment	(208)	(1,253)
Other	379	355
Changes in operating assets and liabilities	(13,949)	(10,956)
Net cash used in operating activities	(7,220)	(1,434)

Investing Activities:
Capital expenditures	(2,453)	(7,323)
Proceeds from sale of property and equipment	877	2,112
Other investing activities	45	124
Net cash used in investing activities	(1,531)	(5,087)

Financing Activities:
Proceeds from borrowings under revolving credit facilities	302,425	317,365
Payments of borrowings under revolving credit facilities	(294,475)	(311,665)
Net increase in borrowings under revolving credit facilities	7,950	5,700
Payments on long-term debt and lease obligations	(2,068)	(1,500)
Proceeds from exercise of stock options	224	516
Dividends paid	(1,510)	(1,493)
Net cash provided by financing activities	4,596	3,223

Decrease in cash and cash equivalents	(4,155)	(3,298)

Cash and cash equivalents at beginning of period	12,139	11,121

Cash and cash equivalents at end of period	$7,984	$7,823

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NEWS RELEASE – May 2, 2007
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 5

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

Earnings per Share

The following details how the number of shares in calculating the diluted earnings per share for Common Stock are derived under SFAS 128 and EITF 03-6 (shares in thousands):

	Quarter Ended March 31
	2007	2006

Common Stock:
Weighted-average shares outstanding	18,486	18,163
Assumed conversion of Class A Common shares	4,197	4,286
Dilutive options and awards	294	171
Total weighted-average diluted common shares	22,977	22,620

The amount of earnings used in calculating diluted earnings per share of Common Stock is equal to net income since the Class A shares are assumed to be converted.

Diluted earnings per share of Class A Common Stock includes the effect of dilutive common stock options which reduces the amount of undistributed earnings allocated to the Class A Common Stock.

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Contact: Dennis L. Fink, EVP & CFO or

Jenny Hill Parker, VP, Secretary & Treasurer

404-443-2900